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EXHIBIT 10.7

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement between Cimarex Energy Co, the successor to Key Production Company, Inc. (the "Employer") and Francis H. Merelli (the "Employee") is effective as of January 1, 2009.

Recitals

        1.     Effective as of September 1, 1992, Key Production Company, Inc., the predecessor to the Employer, and the Employee entered into an Employment Agreement (the "Agreement").

        2.     The Agreement provides for deferred compensation within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), which became effective January 1, 2005.

        3.     The Employee and the Employer wish to amend the Agreement in a manner consistent with Code § 409A.

Amendment

        1.     Section 7.2(a) shall be amended in its entirety to provide as follows:

          (a)   24 months' compensation at the then applicable Base Salary rate.

        2.     Section 7.3 shall be amended by the addition of the following at the end:

    The amount payable under subsection 7.2(a) shall be paid in a lump sum, on a date selected by the Employer, within 30 days following such termination.

        3.     Article VII shall be amended by the addition of the following Section 7.4:

          Section 7.4    Section 409A Compliance.

          (a)   Notwithstanding anything in this Article to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Code section 409A would otherwise be payable or distributable hereunder by reason of the occurrence of a separation from service, such amount or benefit will not be payable or distributable by reason of such circumstance unless (1) the circumstances giving rise to such separation from service meet the description or definition of "separation from service," in Code section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (2) the payment or distribution of such amount or benefit would be exempt from the application of Code section 409A by reason of the short-term deferral exemption or otherwise. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant "separation from service" or any later date required by subsection (b) below.

          (b)   Notwithstanding anything in this Article to the contrary, if any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Code section 409A would otherwise be payable or distributable under this Article by reason of the Employee's separation from service during a period in which the Employee is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the Employee's right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Employee's death or the first day of the 7th month following the Employee's separation from service.

        4.     Article XII shall be amended by the addition of a new subsection 12.9 as follows:

          Section 12.9    Section 409A Savings Clause.    It is the intention of the Employer and the Employee that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments could become subject to Code Section 409A, the Employer and the Employee agree to amend this Article VIII with the goal of giving the Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

        This Amendment to Employment Agreement has been signed this 17th day of December 2008 to be effective as of January 1, 2009.

CIMAREX ENERGY CO.
By:	/s/ Paul Korus
Name:	Paul Korus
Title:	Vice President, Chief Financial Officer
EMPLOYEE:
/s/ Francis H. Merelli Francis H. Merelli

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  EXHIBIT 10.7
Recitals
Amendment